LETTER OF INTENT

When signed by each party hereto as set forth hereunder, this shall constitute a binding Letter of Intent entered into by, between and amongst the undersigned entities, under which these entities shall agree to and abide by the terms and conditions set forth in this Letter of Intent and to negotiate in good faith a more definitive contract to follow this Letter which shall incorporate, in addition to these terms and conditions, such other terms and conditions as are necessary to carry out the intent of the parties as evidenced herein.

                              TERMS AND CONDITIONS

     1. NELX, Inc., ("NELX"), a Kansas corporation, registered with the U.S. Securities and Exchange Commission, under Sec. 12(g) of the Securities Exchange Act of 1934, shall acquire all of the common stock of Foster Coal Company ("FCC"), in exchange for shares of common stock of NELX under the terms of the attached Agreement and Plan of Reorganization.

     2. A formal contract substantially in the form attached hereto as Exhibit "A" shall be agreed between the parties within ten days after the signing of this Letter of Intent. The parties agree to provide full disclosure of financial information of each entity, and understand that SEC regulations may require certain audits for properties or assets being acquired and such will be a condition of the resulting contract. FCC represents and warrants that the financial statements of December 31, 1995, December 31, 1996 and June 30, 1997, are true and accurate. If the above-referenced SEC audit reveals discrepancies or a need for adjustment, an equity adjustment will be made in favor of NELX's existing shareholders. FCC will pay all costs associated with the audit to meet SEC requirements.

     3. During the pendency of the Letter of Intent, NELX will make available all books and records pertinent to operations at reasonable times.

     4. NELX will provide FCC all SEC reports filed during pendency of the Contract or Letter of Intent.

     5. FCC, or its shareholders, will not take NELX common stock with the intent of distribution, but will accept such stock for investment purposes only.

     6. FCC and its principals, will cooperate in any required SEC filing required regarding the transaction.

     7. FCC will assign all the rights to the Gulf of Mexico, East Main Pass, Blocks 253 & 254 to Westwind, Inc. FCC will then spin off Westwind, Inc. and CS, Inc. to the pre- merger shareholders of NELX, at which time Mr. Whiting will become the President of Westwind, Inc. FCC will receive a five percent (5%) equity in these two companies through the issuance of common stock of the companies.

     8. The parties will maintain all operations during pendency of this Letter of Intent or Contract.

     9. FCC will provide monthly operating reports & statements of FCC to NELX. FCC will provide proof of ownership of sufficient coal reserves to fulfill existing contracts. FCC will also provide a copy of existing contracts for its coal reserves.

     10. FCC shareholders will be entitled to piggyback registration rights when NELX files any other registration statement for its common stock. NELX will be responsible for all registration expenses, (registration to be done by NELX's designated attorneys), except underwriters' or brokers' discounts and commissions.

     11. The Letter of Intent shall terminate on September 29, 1997, if the contract with FCC and NELX has not been completed (unless extended by mutual agreement of the parties) or the contingencies set forth in paragraph one have not been met.

     12. In the event of a dispute under this Letter, the parties agree to negotiate in good faith, to resolve the dispute in a timely manner.

     13. FCC and NELX agree that (1) FCC shall pay a Finders Fee of 10% of the value of the transaction estimated to be $60,000.00 to Mark Alba of 88 South Ocean Blvd., #7, Del Ray Beach, Florida 33483, to be paid as 120,000 shares of NELX, Inc. common stock post-merger and a warrant for 150,000 at $.50 per share valid for a period of two years; (2) NELX shall issue to its consultant appropriate shares approved by NELX's Board of Directors to be issued as S-8 Registered shares, at the time of issuance of the shares to FCC pursuant to the contract to follow this Letter of Intent.

     This document shall be acceptable when executed in counterparts and a minimum of $25,000 purchased by FCC or its designees in NELX's debenture Series A, by September 2, 1997.


Dated:  September 2, 1997

NELX, Inc.                               Foster Coal Company


by: /s/  Wesley F. Whiting               by:
   -------------------------------          ------------------------------------
   Wesley F. Whiting, President                                      , President

                                         Diamond River Investor


                                         by: /s/  Ken Canton
                                            ------------------------------------
                                            Ken Canton, Consultant